Exhibit 10.6

CONTRACT OF EMPLOYMENT

between

Immunic AG,

represented by the Chairman of the Supervisory Board

- hereinafter referred to as the "Company“ -

and

Mr. Manfred Gröppel,

- hereinafter referred to as the "Management Board“ -

§ 1

Scope and duties

1.	Mr. Manfred Gröppel has been appointed as a full member of the Management Board of the Company for one year by resolution of the Supervisory Board of the Company dated 23 March 2016 (Annex 1). This appointment is to be extended until the end of 31 August 2019. He is appointed to the Management Board as COO of the Company and represents the Company together with a member of the Management Board or an authorized signatory. The Supervisory Board may grant the Management Board sole power of representation as well as the right to exclude the restrictions of section 181 alt. 2 of the German Civil Code (BGB).

2.	The Management Board shall conduct the Company's business in accordance with the law, the Articles of Association, the rules of procedure for the Management Board and this contract of employment. In particular, the Management Board shall obtain the approval of the Supervisory Board for transactions and measures subject to approval in accordance with the rules of procedure of the Management Board.

3.	The Management Board shall in particular be responsible for the business areas of the operating Business Segment (COO) within the meaning of the respective distribution-of-business plan.

4.	The place of employment shall be Munich/Planegg-Martinsried.

§ 2

Secondary employment

1.	The Management Board will allocate all its manpower, professional knowledge and experience to the company. The assumption of a remunerated secondary activity as well as of Supervisory Board, Advisory Board or similar mandates requires the prior consent of the Chairman of the Supervisory Board.

The Supervisory Board is aware that the Management Board holds the mandates listed in Annex 2 at the time of signing this agreement and gives its approval to their continuation.

2.	The non-competition clause of Section 88 of the German Stock Corporation Act applies to the Management Board. During the term of this contract, the Management Board will also not acquire shares in companies that compete with the Company or have business relations with the Company, unless the Supervisory Board has given its prior written consent.

The non-competition clause does not apply to investments in companies in the form of securities traded on stock exchanges and acquired for the purpose of capital investment.

§ 3

Remuneration and bonus

1.	The management board receives for its work

a)	a fixed annual salary ("basic remuneration") in the amount of EUR 150,000.00 gross, which is paid in 12 equal monthly payments at the end of each month. If this agreement does not exist for the duration of an entire calendar year, the fixed annual salary shall be paid pro rata temporis.

b)	an annual variable remuneration, which amounts to a maximum of EUR 24,000.00 gross if the defined annual targets are achieved by 100 percent. The details, in particular the procedure for setting targets, determining the achievement of targets and the due date, are set out in the framework agreement on the target agreement in its current version. The nature of the objectives, the requirements for their achievement and their weighting in relation to each other shall be laid down in a separate definition of objectives for the respective financial year.

2.	The basic remuneration and the variable remuneration are reviewed annually by the Supervisory Board. The Company's economic development and the personal performance of the Management Board must be taken into account.

3.	In addition, the Supervisory Board may reduce the total remuneration of the Management Board to the reasonable amount if the situation of the Company deteriorates to such an extent that it would be inequitable for the Company to continue to grant such remuneration; retirement pension, surviving dependants' pensions and payments of a related kind may only be reduced in the first three years after leaving the Company (Section 87 (2) of the German Stock Corporation Act). In this case, the Management Board may terminate this contract of employment extraordinarily with six weeks' notice to the end of the next calendar quarter after declaration of the reduction (Section 87 (2) sentence 3 of the German Stock Corporation Act). The reduction shall be reversed if the Company's situation is no longer deteriorated.

§ 4

Insurance and fringe benefits

1.	Although there is no statutory insurance obligation, the Company pays to the Management Board member monthly subsidies for health and nursing care insurance of the Management Board member. The amount of the individual subsidies corresponds to half of the contributions paid by the member of the Management Board, but not more than the maximum amount of the employer's contribution to the statutory health and nursing care insurance scheme legally owed in each case, taking into account the applicable income thresholds. The subsidies owed by the Company are paid to the Management Board member at the end of each calendar month. Any income tax payable on these payments is borne by the member of the Management Board.

2.	The Management Board shall be reimbursed to an appropriate extent for the expenses required in the Company's interest. Any travel expenses required will be reimbursed upon individual proof. The daily and overnight allowances contained therein may also be settled as a lump sum within the limits of the amounts permissible for tax purposes.

3.	The Company may, at its discretion, insure the Management Board for the duration of this contract of employment under a term life insurance policy in the amount of EUR 500,000.00 for the event of death and under an accident insurance policy in the amount of EUR 700,000.00 for the event of disability or continue an existing insurance policy. The Management Board has the right to determine the beneficiary(s).

4.	In case of the assumption of an existing direct insurance, this can be continued according to section 40 b of the German Income Tax Act in its valid version. In this case, the lump-sum taxation shall be borne by the Company.

5.	The Company offers the Management Board the opportunity to participate in a pension fund, support fund or similar company pension scheme (CPS) or to take over an existing CPS. In this context, the Management Board may convert part of its salary entitlements into a company pension commitment. The basic remuneration paid to the Management Board pursuant to section 3 (1) lit. a) shall be reduced by a gross monthly amount with effect from the beginning of a company pension commitment in order to be converted into a company pension commitment of equal value. The Management Board's entitlement to payment of the basic remuneration is reduced by this amount. If the Board of Management subsequently cancels or suspends the pension commitment completely or partially, the corresponding entitlement to remuneration is revived.

6.	The Company shall conclude a directors' and officers' liability insurance (D&O) for the Management Board in the event that a third party or the Company brings a claim against the Management Board for financial loss due to a breach of duty committed in the performance of its duties by virtue of statutory liability provisions under private law. The Management Board bears a deductible in the amount of the minimum value pursuant to section 93 (2) of the German Stock Corporation Act (AktG) (currently 10% of the loss per claim, but no more than 1 times the basic remuneration per year (annual maximum limit). If several loss events occur in one year, the annual maximum limit applies to all loss events combined. The deductible is automatically adjusted in the event of a change in the basic remuneration (or in the event of a change in section 93 (2) of the German Stock Corporation Act); the Board of Management is obliged to arrange for the corresponding changes to be made to the deductible in the D&O insurance contract and/or to make all declarations required in this connection. The reference year for the deductible to be applied is the year of the breach of duty.

§ 5

Vacation

1.	The Management Board is entitled to an annual leave of 30 working days. Working days are all calendar days except Saturdays, Sundays and public holidays at the registered office of the Company. If the employment commences or ends during the year, the annual leave in this calendar year is granted pro rata temporis.

2.	The vacation period shall be coordinated with the other members of the Board of Management, taking into account the business situation.

§ 6

Remuneration in the event of illness, incapacity for work or death

1.	In the event of an impediment to service (e.g. due to illness), the member of the Management Board is obliged to inform the Chairman of the Supervisory Board of the Company immediately of the reason for and the duration of the impediment to service and to point out tasks to be performed urgently. If the disability lasts longer than one week, the Management Board member must submit a medical certificate in the event of illness or a written declaration in the event of any other disability, stating the reason for the disability and its expected duration. The Management Board member hereby assigns to the Company any (compensation) claims in the amount of the payments made or to be made by the Company in accordance with this provision to which he is entitled vis-à-vis third parties due to the impediment to work. The Management Board member is obliged to provide the Company without delay with all information necessary for the assertion of such (compensation) claims and to provide the necessary documents.

2.	In the event of a temporary illness-related or other non-culpable incapacity to work of the Management Board, the basic remuneration pursuant to section 3 (1) lit. a) shall continue to be paid during the period of the incapacity to work up to a duration of six months, but at the latest until the termination of this contract of employment. If the incapacity to work lasts longer than three months without interruption, the Supervisory Board may reduce the variable remuneration in accordance with Annex 4 by a reasonable amount, taking into account the duration of the incapacity to work.

3.	In the event of a permanent incapacity to work of the Management Board, the employment contract shall end at the end of the quarter in which the permanent incapacity to work was determined.

If the Management Board is unable to perform its duties for more than six months, the Supervisory Board may request that the existence of a permanent incapacity to work be reviewed by a doctor of its choice at the Company's expense. If the Management Board fails to meet the deadline despite two requests by the Supervisory Board, the Management Board shall be deemed to be permanently incapacitated for work. The requests must be made at one-week time intervals.

No severance payment shall be made in the event of termination of the contract of employment due to permanent incapacity to work.

4.	If the Management Board dies during the term of the contract of employment, the basic remuneration pursuant to section 3 (1) lit. a) shall be payable for the month of death and for the following two months.

The bonuses pursuant to section 3 (1) lit. b) shall be determined by the Supervisory Board in accordance with Annex 4 No. 3 and be paid to the spouse or, in their absence, to the dependent children of the Management Board (the latter as joint creditors) or their heirs.

§ 7

Special benefits and extraordinary right of termination in the event of a change of control

1.	If, after the signing of this Agreement, control is acquired in the sense of a share purchase of more than 50% by a shareholder, third party or persons acting in concert, or if an economically comparable transaction (e.g. sale of the business operations or a substantial part thereof by the Company, sale of substantial associated companies of the Company, merger into another company, sale of more than 50% of the shares of the Company following a delisting of the Company, etc) and if the Company intends in this regard or as a result thereof to terminate the contract with the Management Board prematurely without having an material reason within the meaning of section 626 of the German Civil Code (BGB), the Management Board shall receive, in addition to the remuneration and all benefits to which it is entitled up to the time of such termination, a severance payment. The amount of the severance payment corresponds to the sum of the total remuneration (basic remuneration, variable remuneration and fringe benefits) which the Management Board had received under this contract until expiry of the term defined in section 10 (1) if the contract had not been terminated prematurely but had been fulfilled until the end of the full term of office. For the purpose of calculating the severance payment pursuant to this paragraph (1), it is assumed that the maximum bonus pursuant to Annex 4 (if applicable pro rata temporis until the end of the contract term) would have been paid to the Management Board. If the ordinary term of this contract pursuant to section 10 (1) is less than 15 months at the time the termination pursuant to this paragraph (1) takes effect, the severance payment to be paid shall be calculated on the basis of a notional remaining term of 15 months, i.e. the severance payment shall be calculated on the basis of an assumed remaining term of at least 15 months. Any increases in the remuneration pursuant to section 3 (1) that take place during the term of the contract shall be taken into account in the calculations described.

2.	The severance payment shall be payable in full together with the salary for the month at the end of which the termination of the contract pursuant to paragraph (1) takes effect.

3.	In the event of this paragraph (1), the Management Board shall be granted an extraordinary termination right to this contract of employment. The extraordinary termination right may be exercised within six weeks of the Management Board becoming aware of the legally effective execution of the change of control within the meaning of paragraph (1) with a notice period of three months to the end of the month. In addition, the Management Board has an extraordinary termination right even if the Management Board is dismissed within one year after completion of the change of control. In this case, the special notice period shall be two weeks. The termination can be declared within four weeks after the dismissal by the Management Board.

§ 8

Service inventions and industrial property rights

1.	Service inventions of the Management Board as well as its technical or organizational suggestions for improvement shall be treated in accordance with the applicable provisions of the Act on Employee Inventions of 25 July 1957 with the following proviso: The Management Board shall immediately notify the Company of service inventions, free inventions and technical and organizational suggestions for improvement and offer them to the Company for exclusive, limited or unlimited use. The company must declare the claim within four months of notification. The Company has the right, but not the obligation, to apply for industrial property rights in Germany and abroad. In the event of a service invention or a technical or organizational suggestion for improvement, the parties agree that any remuneration for a service invention claimed by the Company shall be paid in full upon payment of the basic remuneration pursuant to section 3 (1) lit. a) of this Agreement. In the case of a free invention, the member of the Management Board shall be paid a remuneration in line with market conditions.

2.	The Management Board shall transfer to the Company exclusively the rights of use and exploitation, which are unlimited in terms of time, place and content, for any and all results of activities which may be protected under copyright law and which the Management Board member produces during the term of his contract of employment during his working hours or, insofar as they relate to his duties under the contract of employment, also outside his working hours. The transfer of the rights of use and exploitation under copyright law shall also include any types of use still unknown at the time of conclusion of the contract. The transfer of the rights of use and exploitation includes in particular the permission for processing and licensing to third parties. The member of the Management Board expressly waives any other rights to the results of his activities to which he may be entitled as the originator, in particular the right to name, edit and make available the work.

3.	Insofar as the results of activities which the Management Board produces during the term of its service contract during its working hours or, insofar as they relate to its duties under the service contract, also outside its working hours, have not already been transferred in accordance to paragraphs (1) and (2) above, the Management Board shall transfer to the Company all rights to such results of activities, in particular trademark and other proprietary rights as well as registered designs.

4.	The parties agree that the granting of these rights and the waiver of rights under this provision shall be fully compensated by the payment of the basic remuneration pursuant to section 3 (1) lit. a) of this Agreement, unless otherwise provided by mandatory statutory provisions. The Management Board is obliged to immediately notify the Company, represented by the Supervisory Board, of any results of its activities that are eligible for protection and to support the Company to the necessary extent, even after termination of this contract of employment, in obtaining protection rights. Insofar as the Executive Board fulfils its duties to cooperate after termination of this service contract, the Management Board shall receive an appropriate daily rate for this purpose as well as reimbursement of all expenses incurred as a result of its cooperation.

§ 9

Confidentiality and return of documents, conflicts of interest

1.	The Management Board undertakes to inform the Supervisory Board about all business and operational matters that come to its attention within the scope of its activities or otherwise. To maintain the strictest confidentiality with respect to the affairs of the Company and all Affiliates, including the contents of this Agreement and the contract negotiations underlying the conclusion of this Agreement. The Management Board further undertakes not to use such information for its own benefit or for the benefit of others and to maintain all such business and operational records of the Company and Affiliates confidential. For the purposes of this provision, business and operational matters shall mean, in particular, trade and business secrets and all information and data relating to confidential matters and business-related know-how, all information about all business plans and strategies, processes, pricing or market strategies and product, service or development plans relating to the existing or future business of the Company and its Affiliates, planned company acquisitions or disposals, all business figures and details of the organizational structures as well as the essential ideas and principles underlying these strategies and plans, and all information that can reasonably be expected to lead to such strategies or plans and that has been conceived, invented, revised, discovered, developed, assessed, tested or applied by the Company, its affiliates or the member of the Management Board during the term of this contract of employment.

2.	The obligation to maintain confidentiality pursuant to paragraph (1) above shall continue even after termination of the contract of employment. Within the scope of a professional or entrepreneurial activity carried out by the Management Board after termination of this contract of employment, he may use the knowledge he has acquired as a Management Board member, provided that the statutory restrictions - in particular in accordance with sections 3, 17 of the Unfair Competition Act (UWG), section 823 (1) and (2) of the German Civil Code (BGB) in conjunction with sections 3, 17 of the German Civil Code (BGB) - are complied with UWG, section 826 BGB and the data protection regulations - as well as the restrictions arising from the post-contractual non-competition clause pursuant to section 16 of this Agreement.

3.	In cases of doubt, the Management Board is obliged to clarify the scope of the confidentiality obligation pursuant to paragraphs (1) and (2) above with the Supervisory Board of the Company.

4.	The Management Board undertakes, at the request of the Company at any time and at the latest at the end of its appointment as a governing body and without separate request, to return to the Company without delay and in full all documents in its possession of the Company or affiliated companies, in particular all notes, memorandums, records, minutes and reports, files and all other similar documents (including copies, photocopies, copies or other reproductions) in connection with its activities. A right of retention is excluded. This provision shall apply mutatis mutandis to electronically stored data and the respective data or program carriers.

5.	The obligation to surrender also applies to other property owned by the Company or its affiliates or leased by the Company or its affiliates. In particular, this obligation to surrender also applies to a mobile telephone, laptop or other data processing devices entrusted to the Management Board, at the end of its mandate as a governing body even if private use was permitted in this respect.

6.	The Management Board shall disclose possible and actual conflicts of interest to the Supervisory Board without delay and inform the other members of the Management Board thereof.

§ 10

Term of a contract

1.	This agreement shall be concluded with effect from 1 September 2016. The contract expires at the end of 31 August 2019.

2.	The right of extraordinary termination remains unaffected.

3.	In the event of revocation of the appointment, resignation from office by the member of the Management Board or other termination of the Board position, this contract of employment shall end one year after the end of the term of office, at the latest, however, at the end of the term pursuant to paragraph (1). Any earlier termination due to paragraph (2) of this Agreement shall remain unaffected.

4.	The Chairman of the Supervisory Board shall inform the Executive Board in writing not later than nine months prior to the expiry of this contract, i.e. by 30 November 2018, whether and under what conditions the Supervisory Board will reappoint the Management Board as a member of the Management Board and whether he is prepared to extend the contract of employment in accordance with the duration of the new appointment or to conclude a new contract of employment with the Management Board on at least the same terms. Within two months of receipt of the offer of the Chairman of the Supervisory Board, the Management Board will declare whether it accepts the new appointment and is prepared to agree to the terms and conditions offered for the continuation or renewal of the service contract.

5.	The Company shall be entitled after revocation of its appointment pursuant to section 84 (3) of the AktG or in connection with termination of the service contract, in particular after termination or following conclusion of a termination agreement, to release the Executive Board in whole or in part from its obligation to provide services with continued payment of the basic remuneration pursuant to section 3 (1) a) revocably or irrevocably. In the case of irrevocable release, outstanding vacation and other time off compensation claims shall be credited and settled. The remaining provisions of the service agreement shall not be affected by the indemnity; in this respect, the obligation to maintain confidentiality and the contractual non-competition clause shall continue to apply until the end of the service agreement. Other earnings during the exemption period shall be credited in accordance with section 615 sentence 2 of the German Civil Code (BGB). No credit shall be made if and to the extent that the other earnings originate from an approved secondary activity ( section 2 (1) of this service contract).

6.	The contract of employment shall end at the latest at the end of the calendar year in which the member of the Management Board reaches the age of 65, provided that this service contract has not already ended before this date in accordance with paragraphs (1) to (2) of this contract.

7.	In the event of premature termination of a Management Board member's contract without good cause, payments to the Management Board, including fringe benefits, shall not exceed the value of two years' compensation (severance payment cap) and shall not exceed the total compensation (basic compensation, variable compensation and fringe benefits) for the remaining term of the contract. In the case of an acquisition of control pursuant to section 7, a severance payment cap of a maximum of three annual remunerations applies.

§ 11

Cut-off periods

1.	Claims of the Company and the Management Board arising from or in connection with the employment relationship shall lapse, irrespective of their legal basis, if the claimant does not assert the claim within a period of six months, calculated from the due date and the knowledge or grossly negligent ignorance of the claimant of the circumstances giving rise to the claim, by means of a written declaration to the respective other contracting party. For the assessment of the timeliness of the assertion, the date of receipt of the written declaration shall be decisive. This does not apply to the assertion of claims due to injury to life, limb or health as well as to intentional breaches of duty. Failure to comply with the preclusive period shall result in the loss of the claim.

2.	Any claims of the Company pursuant to section 93 (2) and (3) of the German Stock Corporation Act (AktG) against the Management Board member shall remain unaffected by the above paragraph (1) pursuant to section 93 (4) sentence 3 of the German Stock Corporation Act (AktG).

§ 12

Final provisions

1.	This contract contains the entire agreement between the parties. Agreements already made between the parties are hereby expressly cancelled.

2.	Amendments or supplements to this contract, including this written form clause, must be made in writing in order to be effective.

3.	This contract is subject to the law of the Federal Republic of Germany.

4.	Place of performance shall be the registered office of the Company. The place of jurisdiction for disputes arising from this contract shall be the registered office of the Company.

5.	Should any provision of this contract be or become invalid or unenforceable in whole or in part, the validity of the remaining provisions of this contract shall not be affected. Rather, the invalid or unenforceable provision, in whole or in part, shall be replaced by a provision which achieves as far as possible the economic purpose intended by the invalid provision. The same shall apply in the event of loopholes in this contract.

Martinsried 29 August 2016	Martinsried 29 August 2016

/s/ Dr. Jörg Neermann	/s/ Dr. Manfred Gröppel
Immunic AG,	Dr. Manfred Gröppel
represented by the
Chairman of the supervisory board
Dr. Jörg Neermann

Annexes directory

Annex 1: Supervisory Board resolution of 23.03.2016

Annex 2: Approved secondary activities of the Management Board

Annex 1: Supervisory Board resolution of 23.03.2016

Annex 2: Approved secondary activities of the Management Board

•	Advisory activity for 4SC AG until 31.12.2016 with an average maximum expenditure of 3 hours per week

Minutes of the meeting of the Supervisory Board of

Immunic AG

The members of the Supervisory Board of the Company appointed in accordance with the minutes of the Annual General Meeting of 23 March 2016 meet after acceptance of their appointment and pass the following resolutions unanimously with all votes:

1.	Dr. Jörg Neermann is elected as Chairman of the Supervisory Board and Dr. Gerhard Ries as Deputy Chairman. Both of them declare their acceptance of their election.

2.	Members of the Management Board of the Company are appointed for a period of 1 year:

a.	Dr. Manfred Gröppel, born 06.08.1968, resident in Munich

b.	Dr. Andreas Mühler, born 21.05.1963, resident in Grünwald

Dr. Manfred Gröppel is appointed as Chairman of the Management Board. Each member of the Management Board is entitled to represent the Company alone. Each member of the Management Board is exempted from the prohibition of multiple representation (§ 181 Alt. 2 of the German Civil Code (BGB)).

Dr. Gröppel and Dr. Mühler were subsequently consulted to the meeting. They declare:

We accept the appointment to the Management Board.

Munich, 23 March 2016

Dr. Jörg Neermann

(chairman of the supervisory board)